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                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D. C.

                                      20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report  (date of earliest event reported):               April 30, 2001


                                  WD-40 COMPANY

             (Exact Name of Registrant as specified in its charter)


           Delaware                    0-6936-3                95-1797918
(State or other jurisdiction of       (Commission            (I.R.S. Employer
incorporation or organization)        File Number)        Identification Number)


   1061 Cudahy Place, San Diego, California                          92110
   (Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code:              (619) 275-1400


                         No Changes to name or address.
          (Former name or former address, if changed since last report)



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ITEM 2.           Acquisition or Disposition of Assets.

On April 30, 2001, the registrant completed its acquisition of the business, worldwide brand trademarks, patents and other tangible and intangible assets known as Global Household Brands through the acquisition, as of April 27, 2001, of the entire capital stock of HPD Holdings Corp. a Delaware corporation, and its wholly owned subsidiary, HPD Laboratories, Inc., a Delaware corporation. The capital stock of HPD Holdings Corp. was acquired from the existing common and preferred stockholders and warrant holders of the corporation. Neither the registrant, nor any of its affiliates, directors or officers, has any material relationship with any of the selling stockholders or warrant holders of HPD Holdings Corp.

The three principal brand trademarks and related patents acquired by the registrant are 2000 Flushes and X-14 toilet bowl cleaners, X-14 hard surface cleaners, and Carpet Fresh rug and room deodorizers. The acquisition included inventory and a manufacturing facility located in Memphis Tennessee, including real property and manufacturing equipment and related physical property assets. Contemporaneously with the acquisition of HPD Holdings Corp. and HPD Laboratories, Inc., the registrant sold the inventory and the manufacturing facility assets, with the exception of the real property, to VML Company, L.L.C., a Delaware limited liability company. The registrant maintains a thirty percent (30%) membership interest in VML Company, subject to vesting as to its equity interest therein over a period of six years. No capital contribution was provided by the registrant for its membership interest in VML Company. The other member of VML Company is an affiliate of an existing contract manufacturer for the registrant with respect to its existing business operations.

The registrant paid cash in the amount of $66.725 million and issued to the selling stockholders and warrant holders 276,488 shares of restricted $.001 par value common stock of the registrant having a value as of $5 million as determined pursuant to the Stock Purchase Agreement dated March 26, 2001. The restricted shares will be registered under the Securities Act of 1933 within 90 days of the closing. All outstanding debts of HPD Holdings Corp. were paid as of the closing date with the exception of trade payables and certain other accrued liabilities incurred in the ordinary course of business. The purchase price represents approximately one times recent annual revenues for the Global Household Brands business, increased by approximately $3.5 million, representing an increase in the acquired company's net book value (as determined pursuant to the Stock Purchase Agreement) between January 26, 2001 and the closing date.

Cash for the acquisition was obtained through a new senior credit facility in the amount of $85 million arranged by Union Bank of California, N.A. Proceeds from the financing were also used to repay an existing credit facility with Union Bank in the amount of approximately $18 million. The registrant maintained $5 million of borrowing capacity under the new credit facility following the acquisition.

The inventory and manufacturing facility equipment and other physical property assets were sold to VML Company for approximately $6.9 million, consisting of inventory in the amount of approximately $6.15 million and equipment and other property of $750,000. VML Company obtained bank financing for the purchase from AmSouth Bank in the amount of $4.75 million and the registrant accepted a promissory note from VML Company for approximately $1.15 million, fully amortized over five years. The registrant has guaranteed a VML Company credit line, representing a portion of the AmSouth Bank credit arrangements, with a maximum liability of $3 million.


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ITEM 5.           Other Events and Regulation FD Disclosure.

On May 8, 2001, the registrant announced the appointment of Michael J. Irwin as the registrant's Chief Financial Officer.


ITEM 7.           Financial Statements and Exhibits.


  (a)             Financial statements of businesses acquired.

                  The required financial statements are unavailable and will be filed on an amendment to this Form 8-K on or before July 14, 2001.


(b)               Pro forma financial information.

                  The required pro forma financial information is unavailable and will be filed on an amendment to this Form 8-K on or before July 14, 2001.


(c)               Exhibits.

                  The registrant's press releases relating to the matters identified in Items 2 and 5 are attached as Exhibits 99.1 and 99.2.



SIGNATURES:

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          WD-40 Company
                                          (Registrant)



Date:    May 11, 2001                     /s/ Michael J. Irwin
                                          -----------------------------
                                          Michael J. Irwin
                                          Chief Financial Officer
                                          (Principal Financial Officer)